g(3)

AMENDMENT TO CUSTODIAN SERVICES AGREEEMENT

This Amendment is an amendment to the Custodian Services Agreement between CRM Mutual Fund Trust (the “Fund”) and PFPC Trust Company (“PFPC Trust”) dated August 1, 2005, as amended (the “Agreement”).

The date of this Amendment is May 1, 2011.

Intending to be legally bound, the Fund and PFPC Trust hereby agree as follows:

1.	Section 15(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)	Unless terminated earlier pursuant to its terms, this Agreement shall continue through and including June 1, 2012.

2.	The fees to be paid by the Fund to PFPC Trust pursuant to Section 11 of the Agreement through and including June 1, 2012 shall be calculated as set forth in the Amended and Restated Custodian Services Fees Letter dated as of June 1, 2008.

3.	Except as amended herein, the terms and conditions of the Agreement remain in full force and effect.

4.	The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

5.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Agreed:

CRM Mutual Fund Trust	PFPC Trust Company

By:	By:
Name:	Name:
Title:	Title: